Sub-Item 77O
                                                         Rule 10f-3 Transactions

     On November 28, 2005, Core Bond Portfolio (the "Fund"), a series of Dreyfus Investment Portfolios (the "Trust"), purchased at slightly above par value
$231,703 of H.J. Heinz Co. - CUSIP No. 423074AH6 (the "Bond"). The Bond was purchased from J.P. Morgan. Mellon Financial Markets, LLC, an affiliate of the Fund, was a member of the underwriting syndicate but received no benefit in connection with the transactions. The following is a list of the underwriting syndicate's primary members:


                               ABN Amro Securities
                                    ANZ Bank
                                 Bank of America
                                BNP Paribas Group
                                 HSBC Securities
                                    PNC Bank
                            Union Bank of Switzerland
                                   Mitsubishi

                                Lead Underwriter
                                   J.P. Morgan

Accompanying this statement are materials that were presented to the Trust's Board of Trustees, which ratified the purchases in accordance with the Trust's Rule 10f-3 Procedures, at the Trust's Board meeting held on January 26, 2006.